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Exhibit 99

                                                                 PR NEWSWIRE

           NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES NET INCOME
             AND RESULTS FOR THE FIRST QUARTER OF FISCAL 2014

Red Bank, N.J. February 14, 2014 -- North European Oil Royalty Trust (NYSE-
NRT) reported the net income and results for the first quarter of fiscal 2014 which appear below compared with the first quarter of fiscal 2013.


                            1st Fiscal Qtr.   1st Fiscal Qtr.    Percentage
                            Ended 1/31/2014   Ended 1/31/2013      Change
                            ---------------   ---------------    ----------
Total Royalty Income          $5,295,533         $5,795,834       -  8.63%
Net Income                    $4,958,808         $5,473,010       -  9.40%
Distribution per Unit           $0.54              $0.59          -  8.47%

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession. The decline in total royalty income in the first quarter of fiscal 2014 as compared to the first quarter of fiscal 2013 primarily resulted from the combination of lower gas sales and lower gas prices under both the Mobil and OEG Agreements.

                            1st Fiscal Qtr.   1st Fiscal Qtr.    Percentage
                            Ended 1/31/2014   Ended 1/31/2013      Change
                            ---------------   ---------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               8.108             8.897           -  8.87%
Gas Prices (Ecents/Kwh)(2)      2.7458            2.9620           -  7.30%
Average Exchange Rate (3)       1.3597            1.3158           +  3.34%
Gas Royalties                $3,479,344        $3,980,691          - 12.59%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 25.467            27.117           -  6.08%
Gas Prices (Ecents/Kwh)         2.7962            3.0363           -  7.91%
Average Exchange Rate           1.3604            1.3083           +  3.98%
Gas Royalties                $1,604,867        $1,804,401          - 11.06%


    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Based on average exchange rates of cumulative royalty transfers






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Trust expenses for the first quarter of fiscal 2014 increased 3.61% or
$11,894 to $341,641 in comparison to $329,747 in the first quarter of fiscal 2013. The increase in expenses reflects costs associated with the biennial examination of the operating companies in Germany.

The previously declared distribution of 54 cents per unit will be paid on February 26, 2014 to owners of record as of February 14, 2014. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.